EXECUTION VERSION
Exhibit 4.1
AGREEMENT
     THIS AGREEMENT, dated as of February 22, 2007 (this “Agreement”), by and between Zix Corporation, a Texas corporation (the “Company”), and sanofi-aventis, U.S. Inc. (“Sanofi-Aventis”), a Delaware corporation and successor-in-interest to Aventis Inc., a Pennsylvania corporation.
W I T N E S S E T H:
     WHEREAS, the Company has issued to Aventis Inc. that certain Promissory Note in the original principal amount of $3,000,000, dated January 30, 2004 (the “Original Note”), which Original Note has been transferred by Aventis Inc. to Sanofi-Aventis; and
     WHEREAS, the Company has issued to Aventis Holdings Inc., a Delaware corporation that certain Warrant for the purchase of 145,853 shares, dated January 30, 2004, (the “Original Warrant”), which has subsequently expired; and
     WHEREAS, the Company desires to fully and completely satisfy its obligations under the Original Note by means of (i) a prepayment on the Original Note in accordance with the terms thereof in the form of the Unrestricted Shares (as defined herein), and (ii) following such prepayment, the delivery to Sanofi-Aventis of the Company’s secured promissory note in the original principal amount of $1,600,000 (the “New Note”), secured by the L/C (as defined herein), and the New Warrant (as defined herein), in each case, upon the terms and subject to the conditions of this Agreement, and Sanofi-Aventis is willing to accept such prepayment of Unrestricted Shares, and the New Note and New Warrant in full and complete satisfaction of the obligations of the Company under the Original Note;
     NOW THEREFORE, in consideration of the premises and the mutual covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Note Prepayment. On a mutually agreed date within two business days of the date of this Agreement, the Company shall prepay a portion of the outstanding principal amount of the Original Note by issuing and delivering to Sanofi-Aventis 700,000 unrestricted shares (the “Unrestricted Shares”) of the Company’s common stock, and shall deliver to its transfer agent instructions, in form and substance reasonably satisfactory to both parties, to cause such issuance and delivery.
2. Closing Deliveries. On a mutually agreed date (the “Closing Date”) within two business days of the date of this Agreement, the parties shall each deliver to the other the following items:
          (a) the Company shall issue and deliver to Sanofi-Aventis the New Note in the form of Exhibit A attached hereto, duly executed by the Company, against surrender of the Original Note to the Company, duly endorsed in blank or accompanied by a power in blank duly executed by Sanofi-Aventis;

          (b) the Company shall deliver to Sanofi-Aventis, as security for the payments under the New Note, a letter of credit (“L/C”), in the form of Exhibit B attached hereto, issued by a financial institution reasonably acceptable to Sanofi-Aventis and in the original principal amount of $1,675,000.00;
          (c) the Company shall deliver to Sanofi-Aventis the New Warrant in the form of Exhibit C attached hereto; and
          (d) Sanofi-Aventis shall surrender to the Company the Original Note, duly endorsed in blank or accompanied by a power in blank duly executed by Sanofi-Aventis against issuance and delivery by the Company to Sanofi-Aventis of the New Note, duly executed by the Company.
3. Covenants; Representations.
     3.1 That certain Security Agreement, dated January 30, 2004 (the “Security Agreement”), between the Company and Aventis Inc. is hereby terminated immediately upon the consummation of the deliveries described in Sections 1 and 2 above, and without any further action by any of the parties.
     3.2 The Company represents and warrants that the consideration it is receiving in exchange for the issuance and delivery of the New Note, the New Warrant and the L/C and its consummation of the transactions contemplated by this Agreement constitutes sufficient and valuable consideration therefor.
     3.3 The Company further represents and warrants that it is not insolvent nor rendered insolvent by the transactions contemplated by this Agreement.
     3.4 Sanofi-Aventis represents and warrants that all of the right, title, interests and obligations of Aventis Inc. in, to, and under the Security Agreement and the Original Note were transferred by Aventis Inc. to Sanofi-Aventis, and the Company acknowledges the same. Sanofi-Aventis represents that (i) the Original Note was held at all times by Aventis Inc. prior to it being transferred by Aventis Inc. to Sanofi-Aventis by way of an assignment of the business of Aventis Inc. to Sanofi-Aventis, (ii) the Original Note has been held at all times thereafter by Sanofi-Aventis, and (iii) no other person has held or currently holds any interest in the Original Note at any time.
     3.5 The parties acknowledge and agree that (i) the delivery of the Unrestricted Shares in payment of outstanding principal of and interest on the Original Note is specifically authorized under Section 4(a) of the Original Note, and that no additional consideration is being delivered to or received by the Company in connection with the delivery of the Unrestricted Shares as prepayment of a portion of the principal due on the Original Note, and (ii) no consideration is being delivered to or received by the Company in exchange for the New Note and New Warrant, other than the cancellation of the Old Note and the Security Agreement. Sanofi-Aventis waives the requirement for the delivery of the Stock Prepayment Notice referenced in Section 4(a) of the Original Note and the requirement that prepayments in excess of $500,000 be made in increments of $100,000.

     3.6 Company hereby represents that upon a sale or bona fide intent to sell the Unrestricted Shares by Sanofi-Aventis, the Company will provide, at its cost and expense, all necessary documentation, including an opinion of counsel, upon Sanofi-Aventis’s request, to effect such sale or, if an opinion of counsel is required, and the Company is unable to provide such opinion of counsel and any other necessary documentation after utilizing its best efforts, then the Company will file a registration statement to register the shares for public resale within twenty business days of notice by Sanofi-Aventis, and the Company will use all commercially reasonable efforts to have the registration statement declared effective as soon as possible thereafter, with the understanding that no such notice may be given by Sanofi-Aventis prior to the filing of the Company’s annual report on Form 10-K for the year ended 2006, or if earlier, the date such annual report is required to be filed by.
4. Miscellaneous.
     4.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched), three business days after having been sent by registered or certified mail (return receipt requested) or one business day after having been dispatched by a nationally recognized overnight courier service each to the appropriate party at the address specified below:
If to Sanofi-Aventis, to:
sanofi-aventis U.S. Inc.
55 Corporate Drive
Bridgewater, New Jersey 08807
Mail Stop: 55A-320B
Attention: Treasury Department
Facsimile No.: (908) 243-7405
With a copy to:
General Counsel’s office
Mail Stop: 55A-525A
Facsimile No.: (908) 927-8636
If to Company, to:
Zix Corporation
2711 North Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204
Attention: Legal Department
Facsimile No.: (214) 515-7385

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.
     4.2 Expenses. Each party hereto will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein; provided, that, the Company will reimburse Sanofi-Aventis for any expenses incurred by it incident to this Agreement up to $10,000 in the aggregate within thirty (30) days of request therefore accompanied by reasonable documentation supporting incurrence of the expenses.
     4.3 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party; provided, however, Sanofi-Aventis may assign this Agreement and the ancillary agreements contemplated hereby to an Affiliate (as defined in the New Note) of Sanofi-Aventis without the consent of the Company.
     4.4 Waiver. No failure on the part of any person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     4.5 Entire Agreement. This Agreement, including the exhibits hereto, supersede any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated hereby and constitute the entire agreement by and among the parties hereto and thereto.
     4.6 Amendments, Supplements, Etc. This Agreement may be amended or supplemented only by additional written agreements executed and delivered by each of the parties hereto.
     4.7 Rights of the Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.
     4.8 Further Assurances. From time to time, as and when reasonably requested by any party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments, make such other deliveries and take such other actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
     4.9 Applicable Law. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the rules and substantive laws of the State of New York, United States of America, without regard to conflicts of law provisions thereof.

     4.10 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.
     4.11 Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     4.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations under this Agreement of the Company, on the one hand, and Sanofi-Aventis, on the other hand, will not be materially and adversely affected thereby: (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     4.13 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover in such action its reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ZIX CORPORATION

By:	/s/ Ronald A. Woessner

Name: Ronald A. Woessner
Title: Senior Vice President

SANOFI-AVENTIS U.S. INC.

By:	/s/ Laurent Gilhodes

Name: Laurent Gilhodes
Title: Vice President & Controller

SANOFI-AVENTIS U.S. INC.

By:	/s/ Stacey Brady

Name: Stacey Brady
Title: VP SOX, Policies, Systems